Exhibit 99.1

June 3, 2003

FOR:
MEDTOX Scientific, Inc.
402 West County Road D
St. Paul, MN 55112
Contact: Stephen Anderson (877) 715-7236

FOR IMMEDIATE RELEASE

MEDTOX SCIENTIFIC, INC. COMPLETES EXCLUSIVE CANADIAN
DISTRIBUTION AGREEMENT WITH SPECTRAL DIAGNOSTICS INC.

ST. PAUL, June 3, 2003 – MEDTOX Scientific, Inc. (AMEX-TOX), announced today the completion of an exclusive distribution agreement with Spectral Diagnostics Inc. Spectral will be the exclusive distributor in Canada for MEDTOX’s rapid Drugs of Abuse diagnostic products to the clinical marketplace, including the VERDICT®-II and PROFILE®-II ER product line. Based in St. Paul, Minnesota, MEDTOX is a leading developer and manufacturer of rapid point-of-collection (POC) products for drugs of abuse, therapeutic drugs, biological and agricultural toxins.

Dr. Paul M. Walker, President and CEO at Spectral said: “This partnership allows Spectral to provide a single source solution to Canadian hospitals and emergency departments that need rapid drugs of abuse and rapid cardiac marker testing in any acute care situation. The ability to match Spectral’s cardiac product offerings with MEDTOX’s drugs of abuse product line will offer significant advantages to Canadian health-care providers.”

Richard Braun, Chief Executive Officer at MEDTOX Scientific said: “The partnership with Spectral is important to MEDTOX. We believe Spectral will help us gain greater market share in Canada for clinical drugs of abuse testing. The fact that the Medical and Services division of Cardinal Health distributes products for both companies in the United States will add further synergy and efficiency to our combined marketing efforts.”

MEDTOX Scientific, Inc., (AMEX: TOX) headquartered in St. Paul, Minn., is a provider of high quality specialized laboratory and on-site/point-of-collection (POC) devices. The company also supports customers with complete logistics, data and program management services. MEDTOX develops and manufactures diagnostic devices for quick and economical on-site/point-of-collection analysis for drugs of abuse, therapeutic drugs and biological and agricultural toxins and provides employment drug screening and occupational health testing. MEDTOX is a leader in providing esoteric laboratory testing services to hospitals and laboratories nationwide. This includes both central laboratory and bio- analytical testing for pharmaceutical clinical trials. For more information see www.medtox.com ..

MEDTOX Scientific, Inc.
June 3, 2003

Spectral is a developer of innovative technologies for comprehensive disease management. Spectral provides accurate and timely information to clinicians enabling the early initiation of appropriate and targeted therapy. Current products are rapid format tests measuring markers of myocardial infarction (Cardiac STATus™ test). New products include rapid diagnostics for infection (the Endotoxin Activity Assay). The EAA and Cardiac STATus™ products will be manufactured by Spectral Diagnostics Inc. Spectral’s common shares are listed on the Toronto Stock Exchange: SDI.

Note: Forward-looking statements contained in this press release are made under the Private Securities Reform Act of 1995. Actual results may differ due to a number of factors including a change in the employment pattern of client companies, the ability of MEDTOX to acquire new business, and changes in the competitive environment. Further discussions of factors that may cause such results to differ are identified in the Company’s 2002 Annual Report on Form 10-K and incorporated herein by reference.

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